EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Carolina First Corporation

We consent to incorporation by reference into the registration statements (Nos. 33-82668, 33-82670, 33-80822, 33-25424, 33-79668, 333-96141, 333-67745 and
333-31948) on Form S-8 and registration statement (No. 333-06975) on Form S-3 of Carolina First Corporation of our report dated January 25, 2000, relating to the consolidated balance sheets of Carolina First Corporation and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Carolina First Corporation.




Greenville, South Carolina                                             KPMG LLP
March 9, 2000